EXHIBIT 99.2

Goldman Sachs Banking and Financial Services
Conference

Ken Lewis
President and Chief Operating Officer
And
Jim Hance
Vice Chairman and Chief Financial Officer

December 6, 2000
New York City

KENNETH D. LEWIS

Slide 0 - Title

Thank you Lori for this opportunity to discuss Bank of America.

We aren't going to do a routine presentation on strategy today. Rather, we want to address questions we think investors have on their minds.

Let me start by saying we know investors have issues with us. Our PE ratio screams that message and we've gotten it.

Those issues include questions about:

  the potential damage from deteriorating credit;
  the quality and quantity of revenues and earnings going forward;
  and the success of our business model.

  Our goal today is to hit those issues head-on.

  Slide 1 - Forward-looking statement

  First, I have to bring you this message from our lawyers. We will be making some forward-looking statements today which are subject to economic and other factors. The full text is in your slide booklet.

  Slide 2 - Today's Topics

  Our presentation is in two parts. First, I'm going to talk about what we are doing to generate profitable revenue growth.

  Then Jim Hance is going to analyze our credit situation, describe our financial initiatives and address the outlook for the quarter and next year.

  Slide 3 - The Short and Long-Term

  If I were an investor, I'd be asking two questions. The most pressing issue for the next few quarters is how much will credit problems dent earnings?

  If I get a satisfactory answer to that question, I would then want to know what are you doing to position the company for success when the credit cycle turns again. Specifically, what is the likelihood that this company will be a winner in the evolving financial services industry?

  We're going to tackle the second question first. But let me say up front. We do have credit quality issues, but we see them slowing our earnings growth, not eliminating it. That said, the important thing for Bank of America is to continue to build our core businesses - and our core earnings power - so that we will be an attractive investment when the credit cycle turns and investors once again focus on who is succeeding in the marketplace.

  Slide 4 - Changing the Model

  As we have told you before, we are changing the basic thrust of the company from an acquisition and thus expense-driven model to a customer-focused, revenue-driven organization.

  We will continue to pursue positive operating leverage, but our goal is to move from the left, or scenario one, to the right on this chart.

  The reasons are obvious. Revenue growth is the proxy for success in our industry. Revenue growth also provides the resources to invest in the future while still generating attractive earnings growth today.

  Slide 5 - Strong Core Businesses

  We have a strong foundation on which to build. Our core businesses generated $25 billion in revenue during the first nine months of the year.

  We've talked many times about how Bank of America is the premier banking franchise in the United States - if not the world - with the most dominant retail positions and the most extensive corporate customer list in the industry.

  We've also discussed our strategy to profitably expand customer relationships by wrapping differentiated service, advantageous pricing, "more innovative products and transaction channels" and the ultimate in convenience into high value packages.

  The question you are asking is: Where's the beef? Is this strategy producing results?

  Obviously investors have not received a satisfactory answer.

  So let me provide some context. We spent most of 1998 and all of last year focusing on merger integration. That phase is now largely completed, and in 2000 we have been able to concentrate on building our business and offering greater value to customers. We've gone from the transition to the transformation stage.

  The transition period produced some hiccups. For example, combining the loan portfolios of BankAmerica and NationsBank left us with some larger exposures than we would have otherwise had. Bringing the two balance sheets together required some significant repositioning that ended up costing us revenue in the near-term. And certain businesses were exited.

  The point is that these and other factors caused a lot of noise in our financial results.

  I wish I could tell you there won't be more noise, but there will be, as we move to transform our company. We will continue to adjust our business mix to maximize returns for shareholders.

  Slide 6 - Growing Revenue Per Share

  Among the noise has been the impact of share repurchases. These purchases, totaling more than $7 billion in 15 months, have improved our earnings per share, but they have tended to mask our revenue growth.

  So, we thought it would be helpful to look at revenue per share, as a way to adjust for this impact. For this chart, we simply took our reported revenue numbers and divided them by the average shares for each year.

  The result is that total revenue growth per share so far this year has been 8 percent - compared to the 3 percent reported number.

  Net interest income growth per share has been 6 percent while noninterest income growth was 13 percent.

  Slide 7 - Growing Revenue Per Share

  Taking the analysis one step further, we looked at noninterest income excluding the volatile "other income" category, which in 1999 included securitization gains, loan sales and other gains from dispositions. Our intent is to illustrate the fee growth being generated by our core businesses.

  By this measure, fees were up 15 percent, or 22 percent on a per-share basis. Non-market sensitive revenue per share grew 13 percent and market-sensitive revenue was up 42 percent, but still represents only about 15 percent of total revenues. By contrast, "other income" totals are down significantly.

  The point of this exercise is to demonstrate that our core businesses this year produced good- and higher quality - revenue growth. Our customer strategies are showing results, and there is solid reason to expect these trends will continue, producing attractive growth in revenue and pre-provision earnings.

  Slide 8 - Consumer and Commercial Banking Momentum

  Let's look at our three major business lines - Consumer and Commercial Banking, Asset Management and Global Corporate and Investment Banking. For purposes of this discussion, we are excluding equity investments - not because it isn't a thriving business producing solid growth with excellent returns - but because investors seem to dismiss those results as non-core.

  In Consumer and Commercial Banking, which accounts for more than half of our income, revenue is climbing again. Annualized revenue growth in the second quarter was 13 percent above the first quarter and revenue then grew another 10 percent in the third quarter. Further progress is expected in the current period. The only adjustment we make to these numbers is to standardize lease residual writedowns.

  Annualized loan growth has been solidly in double digits for the last five quarters, although it is slowing due to economic conditions.

  We are also seeing growth in deposits, which we think we can ramp up with a program we have introduced in Florida. Unfortunately, the flat yield curve has offset much of these loan and deposit increases .

  So where is revenue growth coming from?

  First, we are seeing nice gains in account fees as we grow customer relationships.

  Card Services is generating some of our fastest growth, with debit, consumer, commercial and government cards, as well as merchant processing, all delivering double-digit volume growth.

  Our success in attracting nearly 2.8 million online customers, the most of any bank, demonstrates our leadership in using digital technology to further our business. Online customers do more business with us, on average, and have much higher retention.

  Another leading indicator for future revenue growth is that our customer satisfaction scores are rising as initiatives to improve service take hold.

  Slide 9 - Asset Management Momentum

  Momentum is even greater in Asset Management, which currently accounts for slightly less than 10 percent of earnings.

  More customers are using Bank of America for their investment needs.

  Mutual fund assets have grown 44 percent, topping the $100 billion mark in August. Total assets under management increased to more than $275 billion on September 30, with an increasingly advantageous mix.

  Year-to-date, revenue growth, adjusted for divestitures, is up 11 percent, and earnings have risen 42 percent.

  One key to our success has been the spectacular growth of our Money Manager account - which combines banking and investing. Money Manager balances have nearly doubled in the last 12 months to more than $19 billion.

  Here too, the Internet has become an important attraction for clients. The number of online brokerage users continues to grow steadily along with our online trading volume. In fact almost two thirds of our discount brokerage transactions are now conducted over the Internet.

  Slide 10 - GCIB Momentum

  Global Corporate and Investment Banking, which accounts for about one-third of our income, has also enjoyed good momentum, driven in large part by the expansion of our investment banking capabilities.

  Revenue grew by 11 percent to $7 billion in the first nine months, even as market conditions weakened. By holding expense growth to 9 percent even while continuing to expand our platform, we produced a 14 percent increase in earnings.

  Importantly, we continue to climb many of the league tables for investment banking services, indicating more and more of our clients are awarding us their business. For example, our ranking in Mergers and Acquisitions rose to 10th from 20th in the first nine months of this year, and we broke into the top 10 in equity underwriting.

  The good news about this business is that we have such product lines as Treasury Management, which produce annuity-like streams of income through the various economic cycles. Pure investment banks don't have those diversified sources of income.

  Although we are not interested in credit-only clients, our ability to offer credit differentiates us from investment bank competitors who don't have our capital. Therefore, we think we are well positioned to grow this business with well rounded, robust client relationships featuring multiple products.

  For those reasons, even though the capital markets environment has become more difficult, we feel GCIB should weather this weakness better than many others.

  Slide 11 - Revving the Growth Engines

  Within these business segments, we have identified the best opportunities for growth and are allocating more resources to them.

  The four growth engines so identified include Asset Management, Card Services and Payments, e-Commerce and Investment Banking.

  Our best opportunity for growth lies in our Asset Management Group where we think we can grow revenues and earnings by more than 20 percent per year.

  Among the recent investments in this business, we have bought the fast-growing Marsico Funds family. This will be a big boost toward increasing our investment asset mix toward a heavier weighting of equities, which feature higher fees.

  We're opening 10 new Private Banking offices, mostly in California.

  We are improving our investment management activities by adding new products such as sector funds and private equity placements as well as doubling the number of securities we follow through research.

  We are also expanding distribution in our franchise by increasing the number of full-service brokers by 25 percent and adding more than 700 Series 6 representatives in our banking offices. In addition, we are tripling our wholesaling capabilities.

  In Card Services, our efforts are concentrated on continued growth of our consumer card business through targeted marketing of our credit cards and continued significant growth of our debit cards.

  We are moving at Internet speed in the e-commerce area.

  All four of our portals - aimed at individual, small business and corporate banking customers and then one for customer employees - will be on line early next year.

  Electronic bill payment and presentment has begun in selected markets and will be available throughout our franchise early next year.

  Our online small business center was launched in just 100 days, and already 10 percent of our small business customers are using these services, bringing us nontraditional revenue.

  A check imaging pilot is underway, underscoring our commitment to digital technology and promising significant cost savings.

  In investment banking, we continue to expand our efforts to bring these products to our vast middle-market customer base. And we are selectively investing in our best opportunities, whether in certain high potential industries or along product lines such as M&A.

  And our significant investment in brand advertising enhances revenue growth across all customers and products.

  These are just a taste of the initiatives we have underway to rev up our growth engines. In the last year we have made tremendous progress in setting the stage to what we think - economy willing - could be a breakout year in some of these businesses during 2001.

  Slide 12 - Transforming Bank of America

  We are well aware that companies that stand still or insist on doing things the traditional way are unlikely to succeed.

  As I said before, we are in the transformation period to becoming a customer-centric company.

  Let me give you an example of how we are changing.

  Earlier this quarter, we introduced an enhanced deposit pricing program in Florida. For relationship customers, we are offering a tiered money market account that features interest rates very close to what they can earn on a money market mutual fund.

  Our goal is to significantly increase our deposit growth. We are driven by this chart that shows the compound annual growth rate of money market funds since 1994 has been 16 percent while the growth rate in bank deposits has been 5 percent. They've been stealing our deposits and then cross-selling customers. We aim to reverse this trend.

  We don't think we can get 16 per cent deposit growth. But we can start to lure back some of the money that's leaving banks primarily because of price.

  The downside of this initiative is that we will in the short run increase our cost of deposits from what it would have been. However, if we can grow deposits faster, we can reduce dependence on purchased money.

  More importantly, this kind of initiative says to customers we prize your business and we're going to offer you value to do more business with us. It will be critical for us to expand these relationships beyond deposits.

  We are encouraged by the early results in Florida, which have exceeded our projections. Deposit growth there has taken off from previous levels. Specifically, money market account balances increased $300 million, or 4 percent, in the five weeks since the program began. Importantly, this money is coming from the right customers - those who have wider relationships with us and tend to be more profitable. Almost half of that new money is in accounts exceeding $100,000.

  Moreover, our associates last week set a new record for account openings. One of the intangibles is that this repricing has energized our sales people who feel we've now added a major tool to help them build customer value.

  We plan to roll out this program across the franchise next year.

  This is just one example where we are thinking and acting differently from a traditional bank. Ultimately, we believe, it is this kind of leadership that marks a successful growth company.

  Now, Jim will continue with a discussion of current issues.

  JAMES H. HANCE, JR.

  Slide 13 - Financial Initiatives and Outlook

  Thank you, Ken.

  As Ken noted, the two key issues on the minds of bank stock investors today are revenue growth and credit quality. Ken has discussed the positive revenue momentum being generated by our core businesses and some of the investments we are making to ensure continued growth.

  My comments will focus on credit quality, followed by a discussion of our balance sheet and capital management strategies, and end with an update to our financial outlook for the fourth quarter and next year.

  Slide 14 -Appropriate Reserve Levels

  It is clear that following several years of excellent credit quality, the tables have turned over the past several quarters. We are now experiencing an increase in problem assets, primarily in the domestic corporate loan portfolio. A slowing economy, higher rates and overall competitive conditions are buffeting in particular, leveraged loans originated in the rosier days of 1996, 1997 and early 1998.

  At the same time, most of the rest of the commercial portfolio and our International, Commercial Real Estate and Consumer portfolios continue to perform well.

  The only exception is consumer finance, where nonperforming assets have increased primarily as a result of rapid growth in this portfolio. The good news is that these loans are secured by residential real estate and the loss ratio has remained stable.

  We have taken timely actions to address our problems. Taking appropriate losses, our commercial nonperforming assets have been written down to approximately 70 to 75 percent of original value. And provision expense has matched net charge-offs this year.

  We believe our reserves are appropriate.

  Reserves for commercial loans are allocated on an individual basis, reflecting the industry, structure and risk rating of the specific credits.

  This slide illustrates the resulting allocation of reserves relative to our loan mix. The $6.7 billion reserve reflects the underlying risk of the loans within each product sector as well as an unassigned portion representing 17 percent of the total.

  For example, since residential mortgages and home equity loans experience minimal losses, only 4 percent of reserves are allocated to this portfolio, even though it makes up 29 percent of total loans. On the other hand, the percentage of reserves allocated to commercial loans exceeds the portfolio percentage.

  Slide 15 - Peer Comparison

  The make-up and diversity of our loan portfolio plays a key role in our reserve adequacy. This slide illustrates the significant difference in our loan mix versus our major peers. Residential mortgages and home equity loans make up 29 percent of Bank of America's loans, versus 21 percent for our peers. Also in our favor, much of our other consumer loan portfolio is also secured by residential real estate.

  While commercial loans and commercial real estate represent 44 percent and 7 percent of our portfolio, respectively, the peer numbers are higher at 48 percent and 12 percent.

  This mix difference is reflected in our net charge-off ratio over the past seven quarters. We have experienced an average loss ratio of 43 basis points in our commercial portfolios and 60 basis points in the consumer area. This is less than peer loss rates of 46 basis points and 109 basis points, respectively.

  Due to this difference in loan mix, we believe our reserve coverage is adequate. If you apply our reserve allocations to the peer loan mix, a comparable reserve level for these peers would be 1.92 percent, versus their actual average of 1.77 percent. The point of this comparison is to say that our reserve levels are at least in line with our peers, if not stronger.

  Slide 16 - Loan Diversity

  Another strength of our portfolio is the diversity across geographic regions, products and industries. As you can see, our largest industry concentration - excluding real estate - is transportation, which represents only 3 percent of total loans. Another eight industries make up 2 percent each, and all other industries are less than 2 percent.

  In summary, while we are experiencing a difficult environment for commercial loans, our sizable cash flow of about $12 billion, combined credit reserves and capital exceeding $50 billion and unmatched diversity are key advantages in managing through this credit cycle.

  Slide 17 - Corporate Scorecard

  While considerable resources are being devoted to the management of credit quality, it is critical that we look beyond this single issue and invest appropriately for the long-term growth that Ken outlined.

  In support of our growth strategy, we have introduced new financial measures that better align our strategic planning and performance measurement with shareholder value creation.

  The two most important changes are the adoption of SVA and elevation of revenue growth alongside earnings per share growth and return on equity as key financial measures.

  These measures ensure that our managers are incented to produce earnings generated through revenue growth, not just operating efficiency, and that we invest in those businesses with the most profitable growth.

  The new scorecard also will provide our Operating Committee more structured review and feedback on our strategic progress and results.

  In addition, by ranking our business segments in terms of profitable growth potential, these metrics provide the basis for allocating investment dollars among our various businesses to maximize our corporate financial performance.

  These new financial measurements have led us to undertake several actions.

  First, as Ken noted, they were used to identify key growth businesses and to approve plans to build out these areas.

  Conversely, this same process pinpointed those businesses whose growth potential does not meet our corporate targets even though current returns may be attractive.

  As a result, action plans are being developed to rationalize these activities. For example, earlier this year we shut down NationsCredit Consumer, our retail sub-prime lending unit. And certain commercial finance activities have also been restructured or eliminated.

  Our continuing strategic review may result in further divestitures as we strive to maximize growth and profitability.

  Slide 18 - Balance Sheet Tactics

  Another key step to increasing profitability is to improve our balance sheet mix.

  Our goal is to keep our risk-weighted assets flat over the next two years, as reductions in categories with lower returns offset underlying core growth. Specific balance sheet tactics include:

First, a $20-billion reduction in low-margin corporate loans, with a similar reduction in loan commitments. We are not interested in renting out our balance sheet to clients who are not delivering us additional fee-based business.

Second, we will securitize and sell all mortgages originated by our mortgage company, retaining only branch-based mortgages and home equity loans.

Third, growth in trading assets will slow dramatically, and

Finally, we are replacing maturing securities with off-balance sheet instruments.

  Loan growth, while slower, will be composed of high-return products, such as credit cards, home equity loans, and small business and commercial credits.

  Overall, these initiatives will increase our net interest yield, lower our risk profile and free up additional capital - adding to improved risk-adjusted returns.

  Slide 19 - Capital Management

  We believe the execution of the strategies outlined today will generate significant revenue growth and substantial earnings and cash flow. Even with a slower economic environment and a significant increase in credit losses, our cash flow will approximate $12 billion.

  Add to this the capital freed up by exiting non-strategic businesses and controlling balance sheet levels.

  Since our focus is on internal growth, with virtually no appetite for mergers, this tremendous flow of capital is available for our shareholders through dividends and share buybacks.

  Slide 20 - The Long and Short Term Challenges

  I'm going to conclude our presentation now with some comments on the near-term outlook. As we have indicated, the future is bright for Bank of America to continue to grow core earnings. In the short run, however, we must manage through two major issues - credit quality and the weak capital markets environment.

  Slide 21 - Fourth Quarter Issues

  As you know, we disclosed in our 10Q last month that credit quality continues to deteriorate and we expect significantly higher loan losses in the fourth quarter. I want to give you some additional guidance.

  We have already told investors that the fourth quarter will include approximately $100 million in one-time charge-offs to conform to the new FFIEC standards on consumer loans.

  In addition, we have placed one large credit on nonperforming status and will write off a significant portion of this loan this quarter. And we see additional deterioration in the leveraged commercial portfolio.

  As a result of these factors, we now expect net charge-offs and provision expense in the fourth quarter to be in the range of $1.1 to $1.2 billion. That means net losses for the year are expected to be less than 65 basis points of total loans and leases. Nonperforming assets are anticipated to increase by approximately 20 percent in the fourth quarter. This increase in problem assets also acts as a drag on net interest income.

  Separately, slower capital markets activity will adversely affect GCIB's results in the fourth quarter. Specifically, we are seeing weakness in syndications and underwriting, especially in the high yield market. Trading is also not as robust as expected and we anticipate writedowns in the fair value of equity investments.

  In addition, operating expenses will rise in the fourth quarter, led by an increase in marketing expenses and investments in growth initiatives.

  The bottom line is that we expect fourth quarter earnings to be approximately $1.4 billion, or 85 to 90 cents per share. This would bring operating earnings for the full year to nearly $8 billion, or $4.72 to $4.77 per share. Return on equity for the year will be about 16.5 percent.

  Slide 22 - 2001 Outlook

  Moving on to the outlook for next year, we have also moderated our expectations given our current view of economic conditions going forward. We believe it is realistic and appropriate to assume that credit quality deterioration and the lackluster capital markets environment will continue.

  We are in the final stages of our budget process. One key assumption is for a soft landing for the economy, with interest rates beginning to decline some time next year.

  Again, our budget will reflect continued progress in the majority of our core businesses. Given a soft landing scenario, we believe we can move toward - if not hit - our annual revenue targets in many of these business lines.

  We are projecting further increases in nonperforming assets - primarily in the commercial portfolio -- and significantly higher loan losses and credit costs in 2001 versus the level in 2000. However, net losses are not expected to exceed the upper end of our targeted long-term charge-off range of 45 to 75 basis points.

  Given the importance of long-term revenue growth, we will continue to make substantial investments in our key growth areas such as asset management, payments and e-commerce. This will contribute to an increase in expenses next year.

  So the bottom line is that earnings per share in 2001 are expected to be in the range of $5.10 to $5.20, representing growth over anticipated 2000 results of at least 7 percent. Our return on equity should come in somewhere between 16.5 and 18 percent.

  As always, we will provide more detail on our 2001 outlook in January during our quarterly earnings review meeting.

  Slide 23 - Well Positioned for Future Growth

  In a way, we are giving you a tale of two companies. For the next few quarters, clearly credit costs will be the single biggest factor driving results. This is a normal part of the economic cycle and like past credit cycles, this phase will come to an end.

  While we are dealing realistically with credit problems, the majority of our associates are working hard to transform our company and get the growth engine firing on all cylinders.

  Ultimately, we believe the true test will come when the credit cycle abates and investors look for those financial services companies that are best positioned and have demonstrated success at strategies to achieve growth. Given our competitive advantages and the business strategies we have in place, we intend Bank of America to be one of those companies.

  Slide 24 - Logo

  Thank you for your attention. Before we take questions, I would like to point out that we have issued a press release this afternoon containing the material comments we have made. Copies are available outside this room.

  Given the requirements of Regulation FD, we cannot comment any further on the outlook for the fourth quarter and next year. As I said, we will do that in mid-January during our earnings call.

  Thank you.